EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Julie Prozeller
(212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES RECORD FISCAL 2010 RESULTS

RECORD FISCAL 2010 FULLY-DILUTED OPERATING EARNINGS PER SHARE OF $2.01 TOPS COMPANY’S GUIDANCE
RANGE;

ADJUSTED EBITDA INCREASES 31.6% TO A RECORD $182.2 MILLION;

COMPANY FURTHER DIVERSIFIES GLOBAL FOOTPRINT WITH ACQUISITION OF INTERNET LENDING BUSINESS IN
SCANDINAVIA

BERWYN, Pennsylvania, August 26, 2010 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal fourth quarter and fiscal year ended June 30, 2010.

Fiscal 2010 Financial Highlights

•	Consolidated total revenue grew to a record $610.9 million for the 2010 fiscal year, an increase of $83.1 million or 15.7% compared to the prior fiscal year, even as the Company employed a more conservative approach to consumer lending and cashing third-party checks amid the weakened global economy. On a constant currency basis, total consolidated revenue increased by $60.6 million or 11.5%.

•	The consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, improved to 14.4% for the fiscal year compared to 19.6% for fiscal 2009. The significant improvement reflects the Company’s continued conservative approach to extending consumer credit in the midst of the weakened economy, as well as the benefit from the implementation of proprietary credit scoring models for the Company’s large array of global loan products.

•	Consolidated operating margin increased by $64.5 million or 35.5% compared to the prior fiscal year, driven by the Company’s strong organic revenue growth, contribution from acquisitions and the implementation of store operating efficiency improvements throughout the Company’s international store network.

•	Consolidated adjusted EBITDA was a record $182.2 million for fiscal 2010, representing an increase of $43.7 million or 31.6% compared to the prior fiscal year, while also increasing by $39.2 million or 28.3% on a constant currency basis.

•	Pro forma income before income taxes, which includes approximately $29.4 million of increased interest expense and cash payments on the cross-currency interest rate swap agreements following the Company’s December 2009 refinancing activities, was $87.8 million for the fiscal year ended June 30, 2010 compared to $80.5 million for the prior fiscal year, while pro forma net income, considering a pro forma effective income tax rate of 43.0%, was $50.0 million for the 2010 fiscal year compared to $45.9 million for the prior fiscal year.

•	Fully-diluted operating earnings per share was $2.01 for fiscal 2010 compared to $1.90 for the prior fiscal year. The fiscal 2010 reported fully-diluted loss per share on a GAAP basis, including $58.4 million of net one-time charges, was $0.20 compared to a loss of $0.28 for the previous fiscal year.

Discussion on Presentation of Information
The U.S. Dollar weakened in relation to the Canadian Dollar during the fiscal year ended June 30, 2010, as compared to the prior year period, with the average value of the Canadian Dollar increasing approximately 10% relative to the U.S. Dollar; however, the average value of the British Pound Sterling declined by nearly 2% as measured against the U.S. Dollar over the same period. Furthermore, during the fiscal 2010 fourth quarter, the average value of the Canadian Dollar increased approximately 13% compared to the U.S. Dollar, while the average value of the British Pound Sterling decreased by nearly 4% to the U.S. currency when compared to the fourth quarter of the prior fiscal year. Consequently, fluctuations in currency rates affect year-over-year comparisons of the Company’s financial results and as such, the Company is providing some comparisons on a constant currency basis.

Fiscal 2010 Overview
Commenting on the fiscal year ended June 30, 2010, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “I am excited to announce another year of record performance for our Company with consolidated total revenue growing by 15.7% to a record $610.9 million for the fiscal year, while consolidated adjusted EBITDA increased to a record $182.2 million, a 31.6% increase over the prior fiscal year. This record performance was achieved despite a challenging global economy still suffering with high unemployment and a significantly reduced average work week for hourly wage based workers. During the economic downturn we continued to position the Company for future growth while fine tuning the fundamentals of our business. As a result, we achieved the strongest credit performance in the Company’s history for our loan products, while at the same time continuing to improve the labor efficiency of our global store network; which together drove record fiscal 2010 operating margins.”

Jeff Weiss continued, “Moreover, we completed a number of key acquisitions during the fiscal year that further diversified our global geographic footprint, product set and sales channel strategies, which we expect will provide the next generation of growth engines for our Company. Most recently, today we announced that we have entered into an agreement to acquire Folkia Group AS, a leading internet lending business based in Stockholm, Sweden. The company, which was founded in 2006, currently originates loans through both internet and SMS text cell phone technology in four countries including: Sweden; Finland; Denmark; and Estonia. This acquisition provides us with an internet and cell phone based lending platform that was designed to handle the specific requirements for expansion within Northern Europe and Scandinavia, while also providing the added benefit of a portable credit and finance license for future expansion into additional countries in the European Union. We continue to have a full pipeline of acquisition candidates in a number of countries, which we are currently in the process of evaluating, prioritizing, and pursuing based on the future value and strategic importance of each opportunity to the Company.

To support our long-term growth strategies, in fiscal 2010 we continued to bolster our global management team with the expansion of our global credit analytics group. This group is expected to provide a strong backbone to the business as we expand into new countries, continue the development of our global internet consumer lending platform, and test other new consumer loan products. Furthermore, we hired an experienced senior executive with responsibility for the development and expansion of our new Polish market and other potential markets in Eastern Europe. We also recently announced the hiring of a Chief Information Officer and a V.P. of eCommerce, who are both well accomplished in a number of large multi-national companies. Their collective knowledge and expertise will be invaluable with respect to leveraging new technologies in the deployment of our many products and services through existing and yet evolving e-channel strategies.”

Jeff Weiss continued, “Revenue generated from new products and geographies acquired or developed over the last two years accounted for approximately 17.0% of our total consolidated revenue in the fiscal 2010 fourth quarter and 22.0% of our total adjusted EBITDA. In addition, revenue from secured pawn lending and fee based products, such as the military lending services business, check cashing, money transfer, foreign exchange, gold purchasing and other products, collectively accounted for nearly 50.0% of our consolidated total revenue for the three months ended June 30, 2010. This significantly reduces any potential risk to our business from a degradation in the overall credit landscape of our customer base or unfavorable regulatory developments in the countries in which we operate.”

Mr. Weiss concluded, “Our goal is to be the leading provider of diversified financial services to unbanked and under-banked consumers around the world and to deliver these services through whatever means are most preferred and convenient to our customers. Considering the strength of our core businesses, the significant opportunities in the new businesses we recently added to our global enterprise, and accompanied by an active pipeline of current acquisition candidates we are currently evaluating around the world, as well as approximately $200.0 million of investible cash to spend on these opportunities and the strongest liquidity position in the Company’s history, we believe the future outlook for our Company is the brightest it has ever been.”

Fiscal 2010 Fourth Quarter Results
For the fiscal 2010 fourth quarter, total consolidated revenue was $159.0 million, representing an increase of 27.8% or $34.6 million over the three months ended June 30, 2009. On a constant currency basis, total consolidated revenue for the three months ended June 30, 2010 increased by $28.1 million or 22.6% compared to the prior year period. Similarly, total adjusted EBITDA increased by 58.5% to $50.0 million for the quarter ended June 30, 2010, while increasing by $15.5 million or 49.1% on a constant currency basis compared to the fourth quarter of the prior fiscal year.

In Canada, the Company opened 5 de novo stores during the fourth quarter. As the Company resumed its de novo store program, consumer lending revenue in Canada increased by C$6.1 million or 18.5% for the fiscal fourth quarter compared to the prior year period reflecting results under the new post-regulatory platform and the renewed Canadian television advertising campaigns. Furthermore, the Company’s recently introduced gold purchase product added C$4.3 million of additional revenue from Canada in the fourth quarter, while also serving to continue to bring new customers into its stores. Additionally, the regulatory environment has substantially been clarified with the passage of provincial regulations in provinces that now account for more than 95% of the Company’s company-operated store base. All of the provinces thus far have implemented maximum lending rates in excess of the Company’s current loan rate structure. To capitalize on this result, the Company is focusing on growth and the expansion of its Canadian business in fiscal 2011 with the resumption of its mass media advertising campaigns and its de novo store build program, which should also serve to further enhance the Company’s strong brand awareness in the country. The Company intends to leverage its multi-product store platform and its position as a low cost provider in the industry by offering products and services at prices below many of its Canadian competitors, to facilitate growth in revenue and enhance its current leading share of the Canadian market. In addition, the Company is piloting an internet lending product in selected Canadian provinces, which it expects to expand to additional provinces and territories during fiscal 2011. The Company presently expects to open 20 to 30 de novo stores in Canada in fiscal 2011, and expects the evolution of the country’s post regulatory business environment will provide the additional opportunity to acquire smaller store chains looking to sell their businesses in light of the rigor of the new provincial regulations.

In the United Kingdom, the Company continued to widen its store footprint in the fiscal fourth quarter and bolster its strong “Money Shop” brand with the opening of 18 additional de novo stores. The U.K. has the fewest number of retail financial services stores in relation to the under-banked population when compared to the United States and Canada, which the Company believes will provide the opportunity to continue to expand its U.K. store network for a number of years to come. The Company expects to open approximately 75 de novo stores in the United Kingdom in fiscal 2011, up from 50 store openings in fiscal 2010. Total revenue in the U.K. for the quarter on a year-over-year basis increased by £9.7 million or 42.4%. Consumer lending revenue grew by £6.1 million or 52.6% for the quarter compared to the fourth quarter of the prior fiscal year, reflecting strong performance from the internet lending business acquired in April 2009 and the continued robust performance of the bricks and mortar store based business. The internet lending business in the United Kingdom continues to perform better than expected, contributing £6.1 million of total revenue for the three months ended June 30, 2010. The planned expansion of the internet lending platform within the United Kingdom and other countries is another key element of the Company’s growth strategy for the future. Additionally, the U.K. pawn lending business and gold purchase product also continued to grow at a rapid pace, combining to contribute £5.6 million of revenue for the quarter, more than doubling the prior year’s amount.

With respect to the U.S. financial services business, the Company continued to implement its store rationalization program, with the intention to close underperforming stores while concentrating its domestic store footprint in states with more favorable and stable regulatory environments. As part of this plan, as previously announced, the Company closed 23 U.S. financial services stores in the fiscal fourth quarter, 16 of which were located in Arizona with 7 store closures in the State of Washington, which represents approximately one-half of the Company’s store network in those two states. The operating margin for the Company’s domestic retail financial services business increased by $0.8 million for the quarter compared to the three months ended June 30, 2009, despite fewer stores and $3.8 million of lower revenue, reflecting the positive impact of the aforementioned U.S. store rationalization program.

The recently acquired Dealers’ Financial Services (DFS) business in the United States, which provides fee based auto lending and insurance services to military personnel in the United States, contributed $4.9 million of incremental EBITDA for the fiscal fourth quarter. This contribution was achieved despite additional expenditures to bolster the technology platform and management infrastructure of the business unit to support future growth within the core DFS customer segments, and the potential expansion beyond the currently served military grade levels. The recently acquired Polish lending business contributed $1.8 million of incremental revenue during the fiscal 2010 fourth quarter. The Company’s focus in Poland in fiscal 2010 has been to develop and invest in the technology and management infrastructure necessary to position the Polish business for further geographic expansion in fiscal 2011. The Company believes this platform can be extended throughout Poland into areas with higher population densities, and also into Eastern Europe in the future. Furthermore, the Company is about to open its first gold buying store in Gdansk, Poland.

For the fiscal fourth quarter ended June 30, 2010, the Company incurred $10.2 million of net one-time charges, principally related to an $8.5 million net unrealized, non-cash mark-to-market valuation loss on the Company’s debt and cross-currency interest rate swap agreements. Including these one-time charges, income before income taxes on a GAAP basis was $4.6 million for the fiscal fourth quarter compared to a loss before income taxes of $42.3 million for the fourth quarter of the previous fiscal year. The prior year’s loss before income taxes included $56.5 million of net one-time charges principally related to a $57.4 million litigation reserve primarily associated with the settlement of long-standing Canadian class action litigation.

The financial results for the quarter, as compared to the prior year’s quarter, include additional interest expense associated with the $600.0 million senior note offering in December 2009, which resulted in the Company maintaining approximately $200.0 million of investible cash on its balance sheet during the quarter ending June 30, 2010. The Company intends to follow its historical practices and deploy this excess cash principally in accretive acquisitions, which it expects will progressively mitigate, in future periods, the current earnings dilution of the incremental interest costs.

Excluding the non-recurring charges, non-cash interest expense emanating from the adoption of ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, pro forma income before income taxes increased by 10.9% to $18.5 million for the fiscal fourth quarter, compared to $16.7 million for the three months ended June 30, 2009. Likewise, pro forma net income, considering a pro forma effective income tax rate of 43.0%, was $10.6 million for the fiscal 2010 fourth quarter representing an increase of 10.9% compared to the prior year period. Similarly, fully-diluted operating earnings per share was $0.42 for the quarter compared to $0.39 for the fourth quarter of the prior fiscal year. A table reconciling pro forma income before income taxes to the GAAP basis income before income taxes is included on page 12 of this News Release.

Company Liquidity
On June 23, 2010, the Company retired its remaining $18.3 million of legacy senior secured term loans in Canada and the United Kingdom. Following this transaction, the Company’s debt structure consists of a $44.8 million tranche of 2.875% U.S. senior convertible notes due 2027 and a $120.0 million tranche of 3.0% U.S. senior convertible notes due 2028. In addition, the Company has $600.0 million of senior unsecured notes which are not due until December, 2016. Thus, the Company has no debt principal repayment obligations between now and the first potential put date of December, 2012 for the $44.8 million tranche of 2.875% U.S. senior convertible notes.

In addition to having no debt repayment obligations until December 2012, the Company has approximately $200.0 million of excess cash on its balance sheet and continues to benefit from its ongoing strong cash flow from operations, which it expects will be collectively deployed in accretive opportunities that it believes will enhance future earnings as well as further expand and grow the business on a global basis. In addition, the Company continues to maintain its undrawn global revolving credit facilities, which include a $75.0 million U.S. facility, a C$28.5 million Canadian facility, and a £5.0 million overdraft credit facility in the U.K.

Fiscal 2011 Outlook
Looking forward to fiscal 2011, Randy Underwood, the Company’s Executive Vice President and CFO stated, “We continue to be excited about the considerable growth opportunities ahead of us, from both our existing businesses and the new businesses we have recently acquired. Part of our long-term strategy continues to include key investments in our business. As a result, we expect to continue to acquire new businesses, invest in new stores and new technologies, and enhance the management infrastructure in both our core businesses and also our recently acquired businesses, in order to fund future year’s growth. Additionally, as currency exchange rates continue to fluctuate on a daily basis due to the evolving world economies, which naturally affects the translation of our international financial results into U.S. Dollars per GAAP, we will initially be providing a relatively wide guidance range for fiscal 2011. This range should balance the significant growth opportunities we believe exist in our present businesses with the unpredictable fluctuations in future currency exchange rates, which could be either net favorable or unfavorable over the coming fiscal year.

For fiscal 2011, we are projecting adjusted EBITDA of between $205.0 million and $215.0 million. Operating fully-diluted earnings per share, which would exclude any one-time charges that may occur, the non-cash impact of adopting ASC-470-20 associated with the convertible securities and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, is anticipated to be between $2.05 and $2.30 for fiscal 2011; this considers an expected effective income tax rate from operations of 37%. The anticipated improvement in the expected effective income tax rate from operations for fiscal 2011 reflects the improved profitability of our combined U.S. business operations following the DFS acquisition in December 2009, and excludes the tax effect of the non-cash charges associated with the Company’s convertible securities and the cross-currency interest rate swap agreements. The Company’s fiscal 2011 guidance does not include the potential earnings contribution of the Folkia acquisition announced today, which is pending local regulatory approval.”

Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on August 26, 2010 at 5:00 pm ET to discuss the Company’s results for the fiscal fourth quarter and fiscal year ended June 30, 2010, and the Company’s fiscal 2011 outlook. Investors can participate in the conference by dialing (888) 200-2794 (U.S. and Canada) or (973) 935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through September 5, 2010. If you wish to listen to the replay of this conference call, please dial (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and enter passcode “92540393.”

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp
Dollar Financial Corp is a leading international diversified financial services company primarily serving unbanked and under-banked consumers for over 30 years. Through its retail storefront locations as well as by other means, such as via the Internet, the Company provides a range of consumer financial products and services in five countries, Canada, the United Kingdom, the United States, the Republic of Ireland and Poland, to consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. The Company’s products, principally its short-term consumer loans, check cashing services, secured pawn loans and gold buying services, provide customers with immediate access to cash for living expenses or other episodic needs. The Company also offers high-value ancillary services, including Western Union money order and money transfer products, electronic tax filing, reloadable VISA® and MasterCard® debit cards, foreign currency exchange, and other services. In addition, through its branded Military Installment Loan and Education Services, or MILES® program, the Company provides fee based services to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank.

At June 30, 2010, the Company’s global retail operations consisted of 1,180 locations, including 1,058 company-operated financial services stores and 122 franchised and agent locations, conducting business primarily under the names Money Mart®, Money Shop®, Loan Mart®, Money Corner®, Insta-Cheques® and The Check Cashing Store® in Canada, the United Kingdom, the United States and the Republic of Ireland, and Poland. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including, among other things, statements regarding the following: recent acquisitions; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the developing regulatory environment in Canada, the U.K., the United States, and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; and the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to: the regulatory environments; current and potential future litigation; the identification of acquisition targets; the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt financing transactions; the results of certain ongoing income tax appeals; and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and Forms 10-Q and 10-K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release
In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding non-recurring and non-cash charges and adjusted for pro forma effective income tax rates.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2009	2010

Assets:
Cash and cash equivalents	$209,602	$291,294
Loans receivable, net:
Loans receivable	126,826	155,158
Less: Allowance for loan losses	(12,132)	(16,846)

Loans receivable, net	114,694	138,312
Loans in default, net	6,436	7,260
Prepaid expenses and other current assets	30,093	43,029
Deferred tax assets, net	27,101	23,563
Property and equipment, net	58,614	67,537
Goodwill and other intangibles, net	454,347	608,986
Debt issuance costs, net and other assets	20,578	34,640

Total Assets	$921,465	$1,214,621

Liabilities:
Accounts payable and income taxes payable	$51,132	$51,077
Accrued expenses and other liabilities	95,780	144,887
Fair value of derivatives	10,223	47,381
Deferred tax liabilities	18,947	24,341
Total debt	536,305	728,592

Total Liabilities	712,387	996,278

Shareholders’ Equity:
Common stock	24	24
Additional paid-in-capital	311,301	331,090
Accumulated deficit	(110,581)	(115,480)
Accumulated other comprehensive income	8,018	2,686

Total Dollar Financial Corp. Stockholders’ Equity	208,762	218,320
Non-controlling interest	316	23

Total Stockholders’ Equity	209,078	218,343

Total Liabilities and Shareholders’ Equity	$921,465	$1,214,621

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2010	2009	2010

Revenues:
Check cashing	$37,179	$35,899	$164,598	$149,474
Fees from consumer lending	63,245	81,215	266,506	319,464
Money transfer fees	6,472	6,941	26,823	27,464
Pawn service fees and sales	3,328	6,597	13,794	19,899
Other	14,216	28,378	56,132	94,625

Total revenues	124,440	159,030	527,853	610,927

Operating expenses:
Salaries and benefits	34,209	39,635	145,716	153,976
Provision for loan losses	11,744	11,298	52,136	45,876
Occupancy costs	10,309	10,621	41,812	43,280
Advertising	1,700	4,694	8,359	16,692
Depreciation	3,256	3,465	13,075	14,334
Bank charges and armored carrier services	3,420	3,492	13,357	13,892
Maintenance and repairs	2,768	3,075	11,836	11,867
Returned checks, net and cash shortages	2,793	1,856	16,021	9,038
Other	11,116	15,020	43,737	55,632

Total operating expenses	81,315	93,156	346,049	364,587

Operating margin	43,125	65,874	181,804	246,340

Corporate and other expenses:
Corporate expenses	15,651	21,456	68,217	86,824
Interest expense, net	11,136	22,520	43,696	68,932
Other depreciation and amortization	924	2,673	3,827	7,325
Unrealized foreign exchange (gain) loss	(5,499)	21,914	(5,499)	10,145
Loss on derivatives not designated as hedges	(45)	(8,961)	(45)	12,948
Loss on extinguishment of debt	—	—	—	9,531
Reserve for litigation settlements	57,366	1,180	57,920	29,074
Loss on store closings	4,203	157	10,340	3,314
Other (income) expense, net	1,693	385	(4,853)	2,070

Income (loss) before income taxes	(42,304)	4,550	8,201	16,177
Income tax provision (benefit)	(8,947)	9,831	15,023	21,369

Net income (loss)	($33,357)	($5,281)	($6,822)	($5,192)
Less loss attributable to non-controlling interest	$0	($220)	$0	($293)

Net income (loss) attributable to Dollar Financial Corp.	($33,357)	($5,061)	($6,822)	($4,899)

Net income (loss) per share
Basic	($1.39)	($0.21)	($0.28)	($0.20)
Diluted	($1.39)	($0.21)	($0.28)	($0.20)

Weighted average shares outstanding
Basic	23,976,743	24,233,905	24,012,705	24,106,565
Diluted	23,976,743	24,233,905	24,012,705	24,106,565

Pro forma Net Income Reconciliation

Pro forma net income is not an item prepared in accordance with GAAP. Pro forma net income is net income adjusted to exclude one-time and non-cash charges and credits as described below. The Company presents pro forma net income as an indication of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in thousands):

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES AND CREDITS & EFFECTS OF ASC 470-20)
(In thousands except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2010	2009	2010

Income (loss) before income taxes — as reported	$(42,304)	$4,550	$8,201	$16,177

Pro forma adjustments:
Non-cash interest on convertible debt ( ASC 470-20)	2,285	1,982	8,934	8,946
Unrealized foreign exchange (gain) loss	(5,499)	21,914	(5,499)	10,145
Non-cash impact of hedge ineffectiveness	(45)	(13,458)	(45)	3,596
Cross-currency swap amortization	211	1,767	211	4,206
Loss on extinguishment of debt	-	—	—	9,531
Reserve for litigation settlements	57,366	1,180	57,920	29,074
Loss on store closings	4,203	157	10,340	3,314
Acquisition costs expensed	481	433	481	2,782

Pro forma income before income taxes	16,698	18,525	80,543	87,771
Pro forma income taxes	7,180	7,966	34,633	37,742

Pro forma net income	$9,518	$10,559	$45,910	$50,029

Pro forma effective income tax rate	43.0%	43.0%	43.0%	43.0%

Weighted average fully-diluted shares outstanding	24,183,918	25,043,586	24,136,235	24,829,626

Fully-diluted earnings per share	$0.39	$0.42	$1.90	$2.01

GAAP fully-diluted earnings (loss) per share	$(1.39)	$(0.21)	$(0.28)	$(0.20)

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA includes earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares, reserves for loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2010	2009	2010

Income (loss) before income taxes – as reported	$(42,304)	$4,550	$8,201	$16,177

Add:
Depreciation and amortization	4,180	6,138	16,902	21,659
Interest expense, net	11,136	22,520	43,696	68,932
Stock based compensation expense	1,746	1,889	6,236	7,598
Unrealized foreign exchange (gain) loss	(5,499)	21,914	(5,499)	10,145
(Gain) loss on derivatives not designated as hedges	(45)	(8,961)	(45)	12,948
Loss on extinguishment of debt	—	—	—	9,531
Reserve for litigation settlements	57,366	1,180	57,920	29,074
Loss on store closings	4,203	157	10,340	3,314
Acquisition costs expensed	481	433	481	2,782
Other	303	204	274	66

Adjusted EBITDA	$31,567	$50,024	$138,506	$182,226

Dollar Financial Corp
Unaudited Store Data

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2010	2009	2010
Beginning Company-Operated Stores
U.S.	418	348	467	358
Canada	400	398	419	399
U.K.	260	308	236	274

Total Beginning Company-Operated Stores	1,078	1,054	1,122	1,031

De novo Store Builds
U.S.	0	0	3	0
Canada	1	5	1	6
U.K.	7	18	24	50

Total	8	23	28	56

Acquired Stores
U.S.	0	0	2	0
Canada	0	0	0	0
U.K.	7	4	15	7

Total	7	4	17	7

Closed Stores
U.S.	60	23	114	33
Canada	2	0	21	2
U.K.	0	0	1	1

Total	62	23	136	36

Ending Company-Operated Stores
U.S.	358	325	358	325
Canada	399	403	399	403
U.K.	274	330	274	330

Total Ending Company-Operated Stores	1,031	1,058	1,031	1,058

Ending Franchise/Agent Stores
U.S.	49	7	49	7
Canada	62	62	62	62
U.K.	64	53	64	53

Total Ending Franchise/Agent Stores	175	122	175	122

Total Ending Store Count	1,206	1,180	1,206	1,180